Exhibit 99.1
For Immediate Release

Press Release

Roka Bioscience Reports Third Quarter 2015 Financial Results

Warren, NJ - November 11, 2015 / PRNewswire - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today reported its financial results for the quarter and nine months ended September 30, 2015.

Third Quarter 2015 Financial Results:
Revenue for the quarter ended September 30, 2015 was $1.5 million compared with $1.5 million for the third quarter of 2014 and $1.5 million for the second quarter of 2015. As of September 30, 2015, the Company had 39 instruments placed with customers under commercial agreements compared to 36 instruments as of September 30, 2014 and 41 instruments as of June 30, 2015.

Total operating expenses for the third quarter of 2015 were $9.6 million compared with $9.9 million in the third quarter of 2014. Net loss for the third quarter of 2015 was $8.5 million, or $0.49 per share, compared with a net loss of $9.1 million, or $0.64 per share, in the third quarter of 2014. In July 2014, upon completion of the Company’s IPO, all shares of Convertible Preferred Stock were converted into common stock at their respective conversion ratio. The calculation of net loss per share in 2014 prior to the completion of the IPO excludes all potential Common shares issuable for Convertible Preferred Stock because the effect of including them would have been anti-dilutive.

As of September 30, 2015, the Company had cash and cash equivalents and marketable securities of $37.9 million compared with $57.1 million at December 31, 2014.

Nine Month Financial Results:
Revenue for the nine months ended September 30, 2015 was $4.5 million compared with $3.7 million for the nine months ended September 30, 2014. Total operating expenses for the nine months ended September 30, 2015 were $29.5 million compared with $26.4 million in the nine months ended September 30, 2014. Net loss for the nine months ended September 30, 2015 was $26.6 million, or $1.54 per share, compared with a net loss of $24.8 million, or $4.78 per share, in the nine months ended September 30, 2014.

Conference Call
Roka Bioscience will host a conference call today at 4:30 p.m. Eastern Time to discuss these results and answer questions. During the conference call, material information concerning the Company, its operations, strategies and prospects may be discussed. To listen to the conference call live, go to http://rokabio.investorroom.com/ or dial 1-888-347-1331 for domestic callers and 1-412-902-4277 for international callers. A replay of the conference call will be available after the completion of the call by dialing 1-877-344-7529 (domestic) and 1-412-317-0088 (international). The replay access code is 10074957. An online archive of the conference call will also be available at http://rokabio.investorroom.com/.

About Roka Bioscience
Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the Condensed Financial Statements included in this press release and the discussion below. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:
Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)
Source: Roka Bioscience

Condensed Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	1,508	1,483	$4,484	$3,701
Operating expenses:
Cost of revenue	1,672	2,578	5,391	5,416
Research and development	2,058	1,922	5,823	5,991
Selling, general and administrative	4,924	4,618	15,453	14,214
Amortization of intangible assets	937	738	2,811	822
Total operating expenses	9,591	9,856	29,478	26,443
Loss from operations	(8,083)	(8,373)	(24,994)	(22,742)
Other income (expense):
Change in fair value of financial instruments	—	(223)	—	(785)
Interest income (expense), net	(404)	(476)	(1,588)	(1,244)
Loss before income taxes	(8,487)	(9,072)	(26,582)	(24,771)
Income tax provision (benefit)	4	11	10	28
Net loss and comprehensive loss	$(8,491)	$(9,083)	$(26,592)	$(24,799)
Net Loss per Common Share:
Basic and diluted	$(0.49)	$(0.64)	$(1.54)	$(4.78)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	17,303,490	14,153,715	17,262,033	5,188,516

Condensed Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$6,949	$7,503
Short-term marketable securities	30,946	36,231
Trade accounts receivable, net of $0 allowance for doubtful accounts	681	670
Inventories	4,366	4,930
Prepaid expenses and other current assets	1,975	2,115
Total current assets	44,917	51,449
Long-term marketable securities	—	13,366
Property and equipment, net	10,524	12,186
Intangible assets, net	23,345	26,156
Goodwill	360	360
Other assets	264	262
Total assets	$79,410	$103,779
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$413	$1,134
Short-term deferred payments	1,660	695
Notes payable, current	9,811	9,910
Accrued expenses and other short-term liabilities	2,723	2,125
Total current liabilities	14,607	13,864
Deferred payments	10,187	10,457
Deferred tax liabilities	49	49
Other long-term liabilities	321	334
Total liabilities	25,164	24,704
Stockholders' Equity:
Total Stockholders' Equity	54,246	79,075
Total liabilities and stockholders' equity	$79,410	$103,779